UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 5, 2008

LaBRANCHE & CO INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15251	13-4064735
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33 Whitehall Street, New York, New York	10004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 425-1144

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously reported, LaBranche & Co Inc. (the “Company”), its LaBranche & Co. LLC subsidiary, and eight present or past directors or officers of these entities have been named as defendants in a securities law class action brought in the United States District Court for the Southern District of New York on behalf of purchasers of the Company’s common stock from August 19, 1999 to October 15, 2003 and captioned In re LaBranche Securities Litigation. On February 8, 2008, the Company entered into an agreement in principle to settle the action for $13.0 million, to be paid entirely by the Company’s insurers. Since this settlement will be paid entirely by the Company’s insurers, the settlement is not expected to have an effect on the Company’s income statement as reported in its earnings release issued on January 18, 2008. The settlement is subject to completion of a usual and customary settlement agreement, notice to the class, and approval by the court.

On February 5, 2008, the Securities and Exchange Commission approved an NYSE-proposed reduction by 75% in the net liquid asset (“NLA”) requirements applicable to our specialist and market-making business. This reduction is effective immediately and results in a reduction of LaBranche & Co. LLC’s NLA requirement by approximately $205.0 million.

The information in this Current Report, including the news release attached hereto, is being furnished pursuant to Item 8.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to liabilities of that Section.

All other Items of this report are inapplicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LaBRANCHE & CO INC.

Date: February 14, 2008	By:	/s/ Jeffrey A. McCutcheon
	Name:	Jeffrey A. McCutcheon
	Title:	Senior Vice President and Chief Financial Officer

3